Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 29, 2005, in the Registration Statement and related Prospectus of Baidu.com, Inc. dated July 12, 2005.

/s/ Ernst & Young

Ernst & Young

Hong Kong

July 11, 2005